CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2003 relating to the financial statements of Southwest Gas Corporation, which appears in Southwest Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2003 relating to the financial statements, which appears in the Annual Report of Southwest Gas Corporation Employees’ Investment Plan on Form 11-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
December 8, 2003